EXHIBIT 23(b)


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Indian River Banking Company of our report, dated February 2, 2001, except as to Note 23, as to which the date is February 14, 2001, relating to the consolidated balance sheets of Indian River Banking Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the Indian River Banking Company Annual Report on Form 10-KSB for the year ended December 31, 2000.


/s/ McGladrey & Pullen, LLP


Fort Lauderdale, Florida
November 27, 2001